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                                                                    EXHIBIT 11.1

                             i2 TECHNOLOGIES, INC.
          STATEMENT OF COMPUTATION OF NET INCOME PER SHARE (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           Three Months Ended   Nine Months Ended
                                                              September 30,       September 30,
                                                            -----------------   -----------------
                                                             1996      1997      1996      1997
                                                            -------   -------   -------   -------
PRIMARY NET INCOME PER SHARE (1):

     Weighted average number of common shares outstanding    28,459    29,782    27,351    29,378
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         average market price (2)                             4,211     4,288     4,018     4,261
                                                            -------   -------   -------   -------
         Weighted average common and common
             equivalent shares outstanding                   32,670    34,070    31,369    33,639
                                                            =======   =======   =======   =======

     Net income                                             $ 1,714   $ 4,210   $ 3,888   $ 5,311
                                                            =======   =======   =======   =======

     Net income per share                                   $  0.06   $  0.12   $  0.13   $  0.16
                                                            =======   =======   =======   =======


FULLY DILUTED NET INCOME PER SHARE:

     Weighted average number of common shares outstanding    28,459    29,782    27,351    29,378
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         period-end market price, if higher than the
         average market price (2)                             4,263     4,288     4,106     4,320
                                                            -------   -------   -------   -------
         Weighted average common and common
             equivalent shares outstanding                   32,722    34,070    31,457    33,698
                                                            =======   =======   =======   =======

     Net income                                             $ 1,714   $ 4,210   $ 3,888   $ 5,311
                                                            =======   =======   =======   =======

     Net income per share                                   $  0.06   $  0.12   $  0.13   $  0.16
                                                            =======   =======   =======   =======



(1) The Company reports primary net income per share as the effect of dilutive securities is less than 3%.

(2) In computing these amounts, the funds used in applying the treasury stock method include the compensation related to stock options which will be charged to expense in the future.